UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 13, 2015

(Date of earliest event reported)

Corning Natural Gas Holding Corporation

(Exact name of registrant as specified in its charter)

New York	000-00643	46-3235589
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 West William Street, Corning, New York	14830
(Address of principal executive offices)	(Zip Code)

(607) 936-3755

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 13, 2015, Corning Natural Gas Holding Corporation (“CNGHC”) entered into a Stock Purchase Agreement (“Stock Purchase Agreement”) with Orange and Rockland Utilities, Inc. (“O&R”) for the purchase by CNGHC of all of the outstanding capital stock of Pike County Light & Power Company (“PCL&P”), a Pennsylvania corporation. PCL&P is a regulated electric and gas utility. It provides electric service to approximately 4,600 customers in the Townships of Westfall, Milford and the northern part of Dingman and in the Boroughs of Milford and Matamoras. PCL&P provides natural gas service to 1,200 customers in Westfall Township and the Borough of Matamoras. All of these communities are located in Pike County, Pennsylvania.

The purchase price for the stock of PCL&P is $13.117 million, with a closing date working capital adjustment that will not increase the purchase price by more than $3 million. As part of the purchase, PCL&P’s outstanding $3.2 million in bonds will be assumed, although CHGHC expects to cause those bonds to be redeemed soon after closing of the stock purchase. The Stock Purchase Agreement contemplates that, upon closing, O&R will enter into the following agreements with PCL&P: (i) an Electric Supply Agreement (“ESA”) for O&R’s supply of electricity to PCL&P for distribution to PCL&P’s customers, (ii) a Gas Supply and Gas Transportation Agreement (“GSA”) under which O&R will furnish gas transportation and supply to PCL&P for distribution to PCL&P’s customers, and (iii) a Transition Services Agreement (“TSA”) pursuant to which O&R will provide various other operations, maintenance and administrative services to PCL&P. The ESA and GSA are for three-year terms that may be extended for up to three additional years, and services under the TSA are anticipated to be performed for up to nine months. Certain other relationships between PCL&P will be ongoing to provide for access, service and maintenance of electric circuits and a gas pipeline which will, as of closing, be owned to the edge of the New York border with Pennsylvania in the Delaware River by O&R and from that the edge of the Pennsylvania border with New York, by PCL&P.

The Stock Purchase Agreement contains representations and warranties customary for transactions of this type, including, among others, representations regarding ownership of the stock of PCL&P, required consents, financial information and liabilities and compliance with applicable laws and regulations. The Stock Purchase Agreement also contains various covenants and agreements including, among others, agreements: by O&R to cause PCL&P to operate in the ordinary course from the signing until closing, other than permitting the payment of a cash dividend up to $2.55 million plus the aggregate positive net income of PCL&P from July 1, 2015 to closing; by the parties to cooperate with required regulatory filings; permitting O&R to provide updated disclosures; by CNGHC to consummate its $12 million financing commitment from Manufacturers and Traders Trust Company for the purchase price; by the parties with respect to various tax obligations; and by CNGHC to pay real estate and other transfer taxes (but excluding any tax related to the sale of the shares by O&R or, as a result of the election under IRC 338(h)(10), the deemed sale of the assets of PCL&P). The parties have agreed to mutual indemnification obligations with respect to their respective representations and warranties provided notice of any inaccuracy is given within twelve months of the closing date, subject to certain thresholds and caps.

The consummation of the transactions contemplated by the Stock Purchase Agreement is subject to various closing conditions including, among others: regulatory filings with, and/or approvals by, the New York Public Service Commission, the Pennsylvania Public Utility Commission and the Federal Energy Regulatory Commission with respect to the termination of existing gas and electric supply agreements between O&R and PCL&P and, as of the closing date, the entry into the new GSA and ESA; the continued accuracy of each party’s representations and warranties; each party’s compliance with its covenants; and the lack of any action prohibiting or restraining the consummation of the transactions contemplated by the Stock Purchase Agreement.

The Stock Purchase Agreement may be terminated by mutual consent of O&R and CNGHC, if a condition to closing becomes incapable of fulfillment, and by either party if closing has not occurred within eighteen months after the date of the Agreement (on or before April 13, 2017).

The foregoing descriptions of the Stock Purchase Agreement, and of the GSA, ESA and TSA, do not purport to be complete. The Stock Purchase Agreement and its exhibits will be filed with the New York Public Service Commission and the Pennsylvania Public Utilities Commission and as an exhibit to CNGHC’s Form 10-K Annual Report for the fiscal year ended September 30, 2015, and should be reviewed in their entirety for the complete terms of the transactions contemplated thereby.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

99.1	Press release, dated October 13, 2015, announcing the transactions
Contemplated by the Stock Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Corning Natural Gas Holding Corporation
Dated: October 14, 2015
By:/s/ Michael I. German
President and Chief Executive Officer